UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

☐ Preliminary Information Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))
☒ Definitive Information Statement

MEDASORB TECHNOLOGIES CORPORATION
(Name of Registrant As Specified In Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule or Registration Statement No:
3)	Filing Party:
4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY

MEDASORB TECHNOLOGIES CORPORATION
7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852

INFORMATION STATEMENT
(Definitive)

November 18, 2008

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of Medasorb Technologies Corporation, a Nevada Corporation (the “Company”), to notify such Stockholders that on or about October 29, 2008, the Company received written consents in lieu of a meeting of Stockholders from holders of 100,161,988 shares representing approximately 57.2% of the 174,997,053 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) to increase the number of authorized shares of our Common Stock from 100,000,000 shares to 500,000,000 shares of Common Stock (the “Authorized Share Increase”).

On October 29, 2008, the Board of Directors of the Company approved the Authorized Share Increase, subject to Stockholder approval. The Majority Stockholders approved the Authorized Share Increase by written consent in lieu of a meeting on October 29, 2008 in accordance with the Nevada Corporate Law.  Accordingly, your consent is not required and is not being solicited in connection with the approval of the Amendments.

The action described in this Information Statement has already been approved by a majority of our shareholders. A vote of the remaining stockholders is not necessary.

        WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company (the "Board") believes that the stockholders of the Company will benefit from the increase in authorized shares because it was a condition to the financing transaction that closed on June 25, 2008. This increase was a condition to the financing (as discussed in more detail below) because without the increase in authorized shares the Series B Preferred Stockholders would not be able to convert their preferred stock to common stock.

Accordingly, it was the Board's opinion that the increase in authorized shares described above was necessary in order to close on the financing and allow the Company to continue its operations. The Board approved the above actions on October 29, 2008 and stockholders holding a voting majority of the outstanding voting capital stock of the Company approved the above actions on October 29, 2008.

Shareholders Entitled To Vote

As of November 3, 2008, there were 25,263,517 shares of our common stock outstanding, 8,579,301 shares of Series A Preferred Stock outstanding, and 54,203.54 shares of Series B Preferred Stock outstanding. The holders of our Common Stock are entitled to one vote per share. The voting rights of the holders of our Series A Preferred Stock and Series B Preferred Stock are discussed below.

The holders of our Series A Preferred Stock do not have voting rights with respect to the matter discussed in this Information Statement. As one of the conditions to the closing of the Series B Preferred Stock private placement (discussed in more detail below), the holders of Series A Preferred Stock entered into an Agreement and Consent and consented to the amendment and restatement to the Certificate of Designations. Pursuant to the Amendment to the Amendment to Certificate of Designation of Series A Preferred Stock, the holders of Series A Preferred Stock shall have no voting rights, provided, however, that the consent of the holders of at least 80% of the shares of Series A Preferred Stock, voting as a separate class, shall be required for amending the Corporation’s certificate of incorporation if such amendment would: (1) change the relative seniority rights of the holders of Series A Preferred Stock as to the payment of dividends in relation to the holders of any of our other capital stock, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Preferred Stock; (2) reduce the amount payable to the holders of Series A Preferred Stock upon our voluntary and involuntary liquidation, dissolution or winding up, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon our liquidation of the holders of other capital stock, or change the dividend rights of the holders of Series A Preferred Stock; (3) cancel or modify the conversion rights of the holders of Series A Preferred Stock; or (4) cancel or modify the limited voting rights of the holders of Series A Preferred Stock designated in the Amendment to Certificate of Designation. Accordingly, the Series A Preferred Stockholders do not have voting rights with respect to this vote.

The holders of our Series B Preferred Stock have the right to vote with our Series B Preferred Stock on an as converted basis. The Series B Preferred Stock has a stated value of $100.00 per share, convertible into Common Stock at a conversion rate of one share of Common Stock for each $0.0362 of the stated value or accrued but unpaid dividends being converted. Accordingly, the 54,203.54 shares of Series B Preferred Stock outstanding are convertible into 149,733,536 shares of Common Stock.

Accordingly, there are 174,997,053 votes outstanding voting together as one single class after conversion (the “Voting Shares”). Shareholders of record, who hold our Common Stock and Series B Preferred Stock at the close of business on November 14, 2008, will be entitled to receive this notice and Information Statement.

No Appraisal Rights

Section 78.3793 of Nevada Revised Statue (“NRS”) which provides dissenting shareholders with rights to obtain payment of the fair value of his/her shares in the case of control share acquisition is not applicable to the matters disclosed in this Information Statement.  Accordingly, dissenting shareholders will not have rights to appraisal in connection with the amendment to the Articles of Incorporation discussed in this Information Statement.

Proxies

No proxies are being solicited.

Information Statement Costs

The cost of delivering this Information Statement, including the preparation, assembly and mailing of the Information Statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding Information Statement materials to the beneficial owners of our capital stock.

Householding of Information Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Medasorb Technologies Corporation, 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852, (732) 329-8885. Any stockholder who wants to receive separate copies of our Information Statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address.

AMENDMENT TO THE ARTICLES OF INCORPORATION

Amendment to the Articles of Incorporation to Increase Authorized Shares of Common Stock

The aggregate number of shares that we are authorized to issue is Two Hundred Million, of which One Hundred Million shares are Common Stock, with a par value of $0.001 per share, and One Hundred Million shares are Preferred Stock, with a par value of $0.001 per share. As of November 4, 2008, we have 25,263,517 shares of Common Stock outstanding. We have designated 12,000,000 shares of Series A Preferred Stock, of which 8,579,301 shares are outstanding, and 200,000 shares of Series B Preferred Stock, of which 54,203.54 shares are outstanding.

The 8,579,301 shares of Series A Preferred Stock are convertible to 38,437,262 shares of Common Stock, and the 54,203.54 shares of Series B Preferred Stock outstanding are convertible to 149,733,536 shares of Common Stock. In addition, as of November 4, 2008, we have warrants to purchase 7,950,848 shares of Common Stock, options to purchase 18,048,442 shares of Common Stock, a warrant to purchase 525,000 shares of Series A Preferred Stock at an exercise price of $1.00 per share, and warrants to purchase 15,000 shares of Series B Preferred Stock at an exercise price of $100 per share. Additionally if the holder of the warrant for Series A preferred stock exercises in full, the holder will receive an additional warrant to purchase a total of 210,000 shares of common stock. Further, pursuant to both the Series A Certificate of Designation and Series B Certificate of Designation, we are required to reserve from the authorized but unissued shares of Common Stock 175% of the number of shares of Common Stock that would be necessary to allow the conversion of the Series A and Series B stock.

Under our Articles of Incorporation we are only authorized to issue 100,000,000 shares of Common Stock. In order to permit the conversion and exercise of our convertible securities and provide the adequate number of reserve shares, we must increase our authorized shares of Common Stock. Pursuant to the Subscription Agreement of the Series B Preferred Stock private placement as of June 25, 2008, each investor in the Series B private placement has agreed to vote in favor of an amendment to our certificate of incorporation to effect a reverse stock split and/or increasing our authorized shares of Common Stock, providing us with sufficient authorized shares of Common Stock to permit the conversation of all of our outstanding convertible securities, and we have agreed to effect such stock split and/or increase our authorized shares of Common Stock within 180 days from the initial closing of the Series B private placement. Based upon the business judgment of our management team, we have decided to increase our authorized shares of Common Stock to 500,000,000.

The Authorized Share Increase will be implemented by filing a Certificate of Amendment with the Secretary of State of the State of Nevada, a form of which is attached as Exhibit A to the resolution set forth on Exhibit 1 hereto. Under Federal Securities laws, the Company cannot file the Certificate of Amendment until at least 20 days after the mailing of this Information Statement.

The Certificate of Amendment provides that Article III, as it relates to our authorized Common Stock, will be revised as follows:

The aggregate number of shares that the Corporation will have authority to issue is Six Hundred Million (600,000,000), of which Five Hundred Million shares will be Common Stock, with a par value of $0.001 per share, and One Hundred Million (100,000,000) shares will be preferred stock, with a par value of $0.001 per share.

Common Stock. Each share of Common Stock shall entitle the owner thereof to vote at the rate of one (1) vote for each share held. All persons who acquire shares of Common Stock in the Corporation shall acquire such shares subject to the provisions of these Articles of Incorporation and the Bylaws of the Corporation.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. However, because holders of Common Stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional shares of Common Stock will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock. This amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under this amendment.

The increase in the number of authorized but unissued shares of Common Stock is necessary to satisfy the provision in the Subscription Agreement in order to permit the conversion or exercise of our outstanding convertible securities and to allow the Company to reserve the required number of shares equal to 175% of the number of shares of Common Stock that would be necessary to allow the conversion of the Series A and Series B preferred shares. In addition, the increase in the number of authorized shares of Common Stock would enable use, without further shareholder approval, to issue shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, percentage and future employee benefit programs and other corporate purposes. However, at the present time, we have no current plans to issue any of the additional authorized but unissued shares of Common Stock that will become available as a result of the filing of the Amendment.

The proposed increase in the authorized number of shares of Common Stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. Although this action is not intended to have any anti-takeover effects, the increase could have an anti-takeover effect, in that additional shares could be issued (within the limits proposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us, even if the persons seeking to obtain control of us offer an above the market premium that is favored by a majority of the independent stockholders. Similarly, the issuance of additional shares to certain person allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. We do not have any other provisions in its articles of incorporation, by-laws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences. Additionally, we have no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. Our board of directors is not aware of any attempt, or contemplated attempt, to acquire control of us, and this proposal is not being presented with intent that it be utilized as a type of anti-takeover device.

Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares with respect to our total authorized shares than they presently own, and will be diluted as a result of any future issuances contemplated by us.

Following the Authorized Share Increase, the number of shares of the Company’s common stock will be as follows:

	Common Stock Outstanding	Authorized Common Stock	Series A Preferred Stock Outstanding	Series A Preferred Stock Authorized	Series B Preferred Stock Outstanding	Series B Preferred Stock Authorized
Pre-Authorized Share Amendment	25,263,517	100,000,000	8,579,301	12,000,000	54,203.54	200,000
Post-Authorized Share Amendment	25,263,517	500,000,000	8,579,301	12,000,000	54,203.54	200,000

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to the Company's Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Voting Shares is required to effect the action described herein. The Company's Articles of Incorporation do not authorize cumulative voting for this matter. As of the Record Date, the Company had 174,997,053 shares entitled to vote which consist of the 25,263,517 shares of common stock which are entitled to one vote and 54,203.54 shares of Series B Preferred Stock which are entitled to vote on an as converted basis that are convertible into 149,733,536 shares of common stock. The consenting majority stockholders are the record and beneficial owners of a total of 100,161,988 shares of the Company's common stock, on an as converted basis, which represents approximately 57.2% of the total number of Voting Shares. Pursuant to Nevada Revised Statutes, Section 78.320(2), the consenting majority stockholders voted in favor of the actions described herein in a written consent, dated October 29, 2008, attached hereto as Exhibit 1. No consideration was paid for the consent. The consenting stockholders' names, affiliation with the Company and beneficial holdings are as follows:

Voting Shareholders	Affiliation	Number of Voting Shares	Percentage of Voting Shares
NJTC Venture Fund SBIC, L.P.		56,708,481	32.4%
Margie Chassman		26,611,796	15.2%
Robert Shipley		11,847,729	6.8%
Guillermina Vega Montiel		4,993,984	2.9%
Total		100,161,988	57.2%

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company’s common stock owned on November 4, 2008 by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

	Shares Beneficially Owned (1)
Names and Address of Directors, Officers and 5% Stockholders	Number	Percent

Margie Chassman (2)	53,388,205	72.3%

Guillermina Montiel (3)	5,052,456	20.0%

Margery Germain (4)	2,000,000	7.9%

Robert Shipley (5)	12,899,387	34.3%

Directors and Executive Officers

Al Kraus (6)	9,407,001	28.3%

William R. Miller (7)	325,000	1.3%

David Lamadrid (8)	1,762,900	6.6%

Vince Capponi (9)	1,380,586	5.3%

Joseph Rubin (10)	721,548	2.8%

James Winchester (11)	241,582	*

Phillip Chan (12)	276,243	1.1%

Edward R. Jones (13)	52,500	*

Jim Gunton	0	*

All directors and executive officers as a group (nine persons) (14)	14,167,360	38.3%

*	Less than 1%.
1
Gives effect to the shares of Common Stock issuable upon the exercise of all options exercisable within 60 days of October 31, 2008 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 25,263,517 shares of Common Stock outstanding as of October 31, 2008.

2
Based on information reflected in a Schedule 13G filed by Ms. Chassman with the SEC on November 20, 2006, and includes 5,460,000 shares of Common Stock ultimately issuable upon exercise and conversion of the Series A Preferred Stock and warrants underlying the warrant we issued Ms. Chassman upon the closing of our Series A Preferred Stock private placement, 12,084,890 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 400,000 shares of Common Stock issuable upon exercise of warrants and 26,611,796 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Ms. Chassman has waived her registration rights with respect to the Series A Preferred Stock and warrants. Margie Chassman is married to David Blech. Mr. Blech disclaims beneficial ownership of these shares. Since 1980 Mr. Blech has been a founder of companies and venture capital investor in the biotechnology sector. His initial venture investment, Genetic Systems Corporation, which he helped found and served as treasurer and a member of the board of directors, was sold to Bristol Myers in 1986 for $294 million of Bristol Myers stock. Other companies he helped found include DNA Plant Technology, Celgene Corporation, Neurogen Corporation, Icos Corporation, Incyte Pharmaceuticals, Alexion Pharmaceuticals and Neurocrine Biosciences. He was also instrumental in the turnaround of Liposome Technology, Inc. and Biotech General Corporation. In 1990 Mr. Blech founded D. Blech & Company, which, until it ceased doing business in September 1994, was a registered broker-dealer involved in underwriting biotechnology issues. In May 1998, David Blech pled guilty to two counts of criminal securities fraud, and, in September 1999, he was sentenced by the U.S. District Court for the Southern District of New York to five years’ probation, which was completed in September 2004. Mr. Blech also settled administrative charges by the Commission in December 2000 arising out of the collapse in 1994 of D. Blech & Co., of which Mr. Blech was President and sole stockholder. The settlement prohibits Mr. Blech from engaging in future violations of the federal securities laws and from association with any broker-dealer. In addition, the District Business Conduct Committee for District No.10 of NASD Regulation, Inc. reached a decision, dated December 3, 1996, in a matter styled District Business Conduct Committee for District No. 10 v. David Blech, regarding the alleged failure of Mr. Blech to respond to requests by the staff of the National Association of Securities Dealers, Inc. (“NASD”) for documents and information in connection with seven customer complaints against various registered representatives of D. Blech & Co. The decision found that Mr. Blech failed to respond to such requests in violation of NASD rules and that Mr. Blech should, therefore, be censured, fined $20,000 and barred from associating with any member firm in any capacity. Furthermore, Mr. Blech was discharged in bankruptcy in the United States Bankruptcy Court for the Southern District of New York in March 2000.

3	Includes 58,472 shares issuable upon exercise of stock options.
4	Includes 1,700,000 shares of Common Stock held directly by Ms. Germain and 300,000 shares of Common Stock held by her minor children.
5
Includes 390,366 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 11,341,713 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 661,293 shares of Common Stock issuable upon exercise of warrants and options.

6	Includes 8,013,370 shares of Common Stock issuable upon exercise of stock options.
7	These shares are issuable upon exercise of stock options.
8	Includes 1,254,166 shares of Common Stock issuable upon exercise of stock options.
9	Includes 962,500 shares of Common Stock issuable upon exercise of stock options.
10
Includes 2,320 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 312,840 shares of Common Stock issuable upon exercise of warrants and stock options. Does not include shares of Common Stock beneficially owned by Mr. Rubin’s spouse, as to which he disclaims beneficial ownership.

11	Includes 100,000 shares of Common Stock issuable upon exercise of stock options.
12	These shares are issuable upon conversion of Series B Preferred Stock.
13	These shares are issuable upon exercise of stock options.
14	Includes an aggregate of 11,712,126 shares of Common Stock issuable upon exercise of stock options and warrants and conversion of Series A Preferred Stock and conversion of Series B Preferred Stock.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no dissenter’s right under Nevada Corporate Law, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted in the Amendments.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this information statement, which means that we can disclose important information to you by referring you to another document or report filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Information Statement, except to the extent any information is superseded by this Information Statement. The following documents which have been filed by us with the Securities and Exchange Commission and contain important information about us and our finances, are incorporated into this Information Statement.

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on April 15, 2008.
●	Our Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2008, filed with the Commission on August 19, 2008.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this Information Statement will be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Information Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Information Statement. The reports incorporated by reference into this Information Statement are being delivered our stockholders along with this Information Statement.

EFFECTIVE DATE OF THE INCREASE IN AUTHORIZED SHARES

Pursuant to Rule 14c-2 under the Exchange Act, the Authorized Share Increase shall not be effective until a date at least twenty (20) days after the date on which the Definitive Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on December 8, 2008.

By Order of the Board of Directors

/s/ Al Kraus

Al Kraus
Director

MAJORITY CONSENT IN LIEU OF A SPECIAL
MEETING OF THE SHAREHOLDERS OF
MEDASORB TECHNOLOGIES CORPORATION

The undersigned, being the holders of a majority of shareholders entitled to vote, including the shareholders of common stock and shareholders of the Series B 10% Cumulative Convertible Preferred Stock, of MedaSorb Technologies Corp., a corporation of the State of Nevada (the “Corporation”), does hereby authorize and approve the actions set forth in the following resolutions in lieu of a special meeting, and does hereby consent to the following action of this Corporation, which actions are deemed effective as of the date hereof:

WHEREAS, pursuant to the Articles of Incorporation, the Corporation is authorized to issue 100,000,000 shares of common stock at par value $.001 per share (the “Common Stock”); and 100,000,000 shares of preferred stock, par value $.001 per share. We have designated 12,000,000 shares of our preferred stock as Series A 10% Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), and designated 200,000 shares of our preferred stock as Series B 10% Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”); and

WHEREAS, we have 25,263,517 shares of common stock outstanding, 8,579,301 shares of Series A Preferred Stock outstanding, and 54,203.54 shares of Series B Preferred Stock outstanding; and

WHEREAS, the shareholders of the 8,579,301 shares of Series A Preferred Stock do not have voting rights; and

WHEREAS, the shareholders of the 54,203.54 shares of Series B Preferred Stock have voting rights on an as converted basis; and

WHEREAS, the 54,203.54 shares of Series B Preferred Stock converts into 149,733,536 shares of Common Stock; and

WHEREAS, accordingly, the Company has 174,997,053 shares that are entitled to vote in this matter (the “Voting Shares”); and

NOW THEREFORE, be it:

RESOLVED, that the Corporation hereby authorizes an amendment to the Articles of Incorporation to increase the authorized stock to 600,000,000 shares, of which 500,000,000 shares will be Common Stock and 100,000,000 will be preferred stock; and be it

FURTHER RESOLVED, that each of the officers of the Corporation be, and they hereby are authorized and empowered to execute and deliver such documents, instruments and papers and to take any and all other action as they or any of them may deem necessary or appropriate for the purpose of carrying out the intent of the foregoing resolutions; and that the authority of such officers to execute and deliver any such documents, instruments and papers and to take any such other action shall be conclusively evidenced by their execution and delivery thereof or their talking thereof.

The undersigned, by affixing their signatures hereto, do hereby consent to, authorize and approve the foregoing actions in their capacity as the majority shareholders entitled to vote of MedaSorb Technologies Corp.

Shareholder Name	Shareholder Signature	Number of Shares Owned	Percentage of Voting Shares
NJTC Venture Fund SBIC, L.P	/s/ NJTC Venture Fund SBIC, L.P.	56,708,481	32.4%
Margie Chassman	/s/ Margie Chassman	26,611,796	15.2%
Robert Shipley	/s/ Robert Shipley	11,847,728	6.8%
Guillermina Vega Montiel	/s/ Guillermina Vega Montiel	4,993,984	2.9%
Total		100,161,988	57.2%

Dated: October 29, 2008